FOR IMMEDIATE RELEASE	Exhibit 99.1

CONTACT:
Scott D. Schweinfurth Chief Financial Officer WMS Industries Inc. 847/785-3760 or sschweinfurth@wmsgaming.com	Joseph N. Jaffoni, Richard Land Jaffoni & Collins Incorporated 212/835-8500 or wms@jcir.com

WMS INDUSTRIES TO ACQUIRE ORION GAMING

- Acquisition Expected To Accelerate WMS’ International Growth -

Waukegan, Illinois and Bergen op Zoom, The Netherlands, May 24, 2006 - WMS Industries Inc. (NYSE:WMS) today announced that it has entered into a definitive agreement to acquire 100% of the outstanding stock of privately-held Orion Financement Company (“Orion Gaming”), a Netherlands-based company that designs, manufactures and distributes casino-based gaming machines. The acquisition will expand WMS’ international presence and game library, while adding a proven product development team focused on international opportunities.

WMS will pay total consideration of approximately €24 million (approximately U.S. $30.5 million dollars), which includes €15 million (approximately U.S. $19 million) to acquire from the two shareholders, 100% of Orion Gaming’s common stock, plus approximately €9 million (approximately U.S. $11.5 million) to retire existing debt. The purchase price of the equity of €15 million will be paid equally in cash and the issuance of WMS common stock. The WMS common stock to be issued as partial consideration in the transaction will be valued at the average share closing price for the 30-day trading period concluding two days before the closing date. The transaction, expected to close this summer, is subject to customary closing conditions, however no gaming regulatory pre-approvals are anticipated. Orion Gaming’s senior management, which has led the company from inception to its current position as a successful and profitable gaming supplier, will remain with the company, and Orion Gaming will operate as a separate subsidiary of WMS. The transaction is expected to be neutral to slightly accretive to WMS’ fiscal 2007 results.

Brian R. Gamache, President and Chief Executive Officer of WMS Industries, commented “The addition of Orion Gaming further expands our growth prospects and builds on the success we have achieved in positioning WMS as a worldwide industry leader. The acquisition brings to WMS a broad range of strategic benefits and squarely meets our criteria for expanding our international presence, while adding proven product development capacity, intellectual property and new products, including the potential for development of products for the European amusement with prize market. The acquisition also serves as a strong entrée into emerging European gaming markets with products and content designed specifically for those markets.”

“Orion Gaming’s corporate culture and technologically innovative approach to game development is very similar to ours, which we believe will contribute to a streamlined integration process,” continued Gamache. “Orion Gaming’s key management will continue to lead the company, and we are confident that they are incentivized to achieve continued success. We anticipate prudently investing in Orion Gaming’s product development and distribution teams with the goal of expanding their revenue earning opportunities. We look forward to welcoming Orion Gaming’s staff to the WMS team.”

-more-

WMS Industries to Acquire Orion Gaming, 5/24/06	page 2

“Joining WMS will help expand our product development, marketing and distribution capabilities,” stated Rik Wanrooij, managing director of Orion Gaming. “We recently implemented new technologies and functionalities in our gaming machines that will expand our customer base. With WMS’ recent success with similar initiatives, we believe this transaction makes great sense in accelerating the growth of both entities.”

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a software anomaly or fraudulent manipulation of our gaming machines and software, (6) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (7) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005 and our more recent reports filed with the Securities and Exchange Commission.

Founded in 1993, Orion Gaming B.V. was established as a manufacturer for amusement-with-prize-machines (AWP). Today, Orion primarily produces casino machines and has expanded its product offerings to include reel steppers and video machines.

Two years ago, Orion Gaming successfully launched its newest video cabinet, the Twinstar, which features two 17” or 19” TFT-screens and allows for ease of conversion to new games or updated content.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs. More information on WMS can be found at www.wmsgaming.com

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